Exhibit 99.2

November 7, 2003

By Fax

Ms. Patricia Higgins and Mr. Jan Michiel Hessels
Special Committee of the Board of Directors
c/o barnesandnoble.com
76 Ninth Avenue, 11th Floor
New York, NY 10011

Dear Patricia and Jan Michiel:

     Barnes & Noble, Inc. (“Barnes & Noble”) is pleased to propose a merger (the “Merger”) with barnesandnoble.com inc. (“Barnes & Noble.com”) in which all shareholders of Barnes & Noble.com (other than B&N.com Holding Corp.) would receive $2.50 in cash for each share of Barnes & Noble.com (the “Shares”) that they own. At this price, Barnes & Noble estimates that it would be paying in excess of the approximate net after-tax price per Share that it paid to Bertelsmann AG in a combination of cash and notes on September 15, 2003 for a 37% interest in Barnes & Noble.com. As a result of the Merger, Barnes & Noble.com would become a wholly owned subsidiary of Barnes & Noble.

     Please note that we remain committed to providing interim financing to Barnes & Noble.com if it requires capital prior to the consummation of the proposed transaction. In the event the transaction is not consummated, the interim financing would be taken out by a rights offering that we would underwrite at an appropriate discount to market.

     Consummation of the Merger would be subject to the (i) approval of the Special Committee of the Board of Directors of Barnes & Noble.com, (ii) execution and delivery of a definitive merger agreement and such other documentation (including regulatory filings) as may be required or appropriate and (iii) receipt of all necessary third party consents, if any (together, the “Conditions”). Upon consummation of the Merger, Barnes & Noble would cause the Shares to be delisted from trading on the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended.

     A copy of the press release announcing the proposed transaction is attached for your information. We expect to make this release public prior to the market opening today.

     We reserve the right to rescind or amend this offer at any time prior to the satisfaction of the Conditions.

     We wish to complete this transaction as soon as possible. Accordingly, we appreciate your immediate consideration of this proposal and look forward to your prompt response. We are available to meet with you and your advisors to discuss the proposed transaction at your convenience.

Very truly yours,

/s/ Leonard Riggio Leonard Riggio Chairman